DAKTRONICS, INC.
                                 331 32nd Avenue
                          Brookings, South Dakota 57006


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 AUGUST 19, 1998


TO THE SHAREHOLDERS OF DAKTRONICS, INC.:

     Notice is hereby given that the Annual Meeting of Shareholders of Daktronics, Inc. ("Daktronics" or the "Company") will be held on Wednesday, August 19, 1998, at Daktronics, Inc., 331 32nd Avenue, Brookings, South Dakota at 7:00 p.m. Central Daylight Time, for the following purposes:

     1. To elect three directors as members of the class of directors to serve until the third succeeding Annual Meeting of Shareholders, and until their successors have been elected and qualified.

     2. To consider and vote upon a proposal to approve the Amendment to the Amended and Restated Articles of Incorporation increasing the shares authorized to be issued from 15,000,000 to 30,000,000.

     3. To consider and vote upon a proposal to approve an amendment to the Daktronics, Inc. 1993 Stock Option Plan increasing the number of shares reserved for issuance under the plan by 300,000 shares.

     4. To consider and vote upon a proposal to approve an amendment to the Daktronics, Inc. 1993 Outside Directors Stock Option Plan increasing the number of shares reserved for issuance under the plan by 100,000 shares.

     5. To ratify the appointment of McGladrey & Pullen, LLP as independent auditors for the Company for the fiscal year ending May 1, 1999.

     6. To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.

     Only the shareholders of record of Daktronics Common Stock at the close of business on June 15, 1998, will be entitled to receive notice of and to vote at the meeting or any adjournment thereof.

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO BE PERSONALLY PRESENT AT THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

                                      BY ORDER OF THE BOARD OF DIRECTORS,




                                      Duane E. Sander,
                                      SECRETARY

June 15, 1998

                                DAKTRONICS, INC.
                                 331 32nd Avenue
                          Brookings, South Dakota 57006

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS

                                 AUGUST 19, 1998

     This Proxy Statement is furnished in connection with the solicitation of the enclosed proxy by the Board of Directors of Daktronics, Inc. ("Daktronics" or the "Company") for use at the Annual Meeting of Shareholders to be held on Wednesday, August 19, 1998, at Daktronics, Inc., 331 32nd Avenue, Brookings, South Dakota at 7:00 p.m. Central Daylight Time, and at any adjournment thereof, for the purposes set forth in the Notice of Annual Meeting of Shareholders.

     Shares of Common Stock represented by proxies in the form solicited will be voted in the manner directed by a shareholder. If no direction is made, the proxy will be voted (1) for the election of the three nominees for director named in this Proxy Statement, (2) to amend the Amended and Restated Articles of Incorporation increasing the shares authorized to 30,000,000 as described in the attached proposal, (3) to amend the Daktronics, Inc. 1993 Stock Option Plan increasing the number of shares reserved for issuance under the plan by 300,000 as described in the attached proposal, (4) to amend the Daktronics, Inc. 1993 Outside Directors Stock Option Plan increasing the number of shares reserved for issuance under the plan by 100,000 as described in the attached proposal and (5) for the ratification of the appointment of McGladrey & Pullen, LLP as independent auditors for the Company for the fiscal year ending May 1, 1999. A shareholder may revoke his or her proxy at any time before it is voted by delivering to the Secretary of the Company a written notice of termination of the proxy's authority, by filing with the Secretary of the Company another proxy bearing a later date, or by appearing and voting at the meeting. This Proxy Statement and the form of proxy enclosed are being mailed to shareholders commencing on or about July 24, 1998.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed by the Company for the meeting, and the number of shareholders present in person or by proxy will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum for all matters. Shares abstaining will be treated as unvoted. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote by the inspectors of election with respect to that matter. The three persons receiving the most votes will be elected for directors and the ratification for the appointment of the auditors will be determined by a majority of the votes cast.

     Only the holders of the Company's Common Stock whose names appear of record on the Company's books at the close of business on June 15, 1998, will be entitled to vote at the annual meeting. At the close of business on June 15, 1998, a total of 4,319,290 shares of Common Stock were outstanding. The holders of one-third of the shares of Common Stock issued and outstanding and entitled to vote at the 1998 Annual Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business. If a quorum should not be present, the 1998 Annual Meeting may be adjourned from time to time until a quorum is present. Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders, except that with respect to the election for directors every shareholder shall have the right to vote, in person or by proxy, the number of shares owned by the holder for as many persons as there are directors to be elected, or to cumulate the holder's votes by giving one candidate the number of votes which is equal to the number of directors to be elected multiplied by the number of the holder's shares, or by distributing such cumulated votes among any number of candidates.

     Participants in the Company's Employee Stock Ownership Plan (ESOP) are entitled to instruct the trustee of the ESOP how to vote all shares of Common Stock allocated to participants' accounts under the ESOP. Each participant will receive a voting instruction card to direct the trustee to vote that participant's allocated shares. If a participant does not timely return a completed voting instruction card, the trustee will vote the shares allocated to that participant in the same proportion as the shares which are voted by all participants under the ESOP. The trustee of the ESOP will vote any unallocated shares of Common Stock held by the ESOP in the same proportion as the shares allocated to the participants' accounts.

     Participants in the Company's 401k plan who have Daktronics shares as one of their 401k selections are entitled to instruct the trustee of the 401k plan how to vote their shares of Common Stock. Each participant will receive a voting instruction card to direct the trustee to vote that participant's shares. If a participant does not timely return a completed voting instruction card, the trustee will vote the shares allocated to that participant in the same proportion as the shares which are voted by all participants under the 401k plan.

     Expenses in connection with the solicitation of proxies will be paid by the Company. Proxies are being solicited primarily by mail, but, in addition, officers and regular employees of the Company who will receive no extra compensation for their services may solicit proxies by telephone, telecopier or personal calls. The Company may reimburse brokerage firms and others for their expenses in forwarding solicitation materials to the beneficial owners of Common Stock.

     A copy of the Company's Annual Report for the fiscal year ended May 2, 1998 is being furnished to each shareholder with this Proxy Statement.


                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS

     Pursuant to the Company's Articles of Incorporation, the Board of directors is divided into three classes serving staggered three-year terms expiring at each successive annual meeting of shareholders. The terms of James B. Morgan, John L. Mulligan, and Duane E. Sander expire at the 1998 Annual Meeting; Aelred
J. Kurtenbach, Charles S. Roberts, and Edwin M. Theisen expire at the 1999 Annual Meeting; and Frank J. Kurtenbach, James A. Vellenga and Roland J. Jensen expire at the 2000 Annual Meeting.

     The persons named in the accompanying proxy will vote for the election of the three nominees described herein, unless authority to vote is withheld. The Board of Directors has been informed that each of the three nominees is willing to serve as a director; however, if any nominee should decline or become unable to serve as a director for any reason, the proxy may be voted for such other person as the proxies shall, in their discretion, determine.

The following table sets forth certain information as of July 17, 1998 concerning the three nominees for election as directors of the Company and the continuing directors:

Name and Age                           Position with Company
------------                           ---------------------

DIRECTORS FOR TERMS EXPIRING AT THE 1998 ANNUAL MEETING
James B. Morgan (51)                   Vice President, Engineering and Director
Duane E. Sander (60)                   Secretary and Director
John L. Mulligan (59)                  Director

DIRECTORS FOR TERMS EXPIRING AT THE 1999 ANNUAL MEETING
Aelred J. Kurtenbach (64)              President and Director
Charles S. Roberts (73)                Director
Edwin M. Theisen (67)                  Director

NOMINEES FOR TERMS EXPIRING AT THE 2000 ANNUAL MEETING
Frank J. Kurtenbach (60)               Vice President, Sales and Director
Roland J. Jensen (67)                  Director
James A. Vellenga (63)                 Director

     JAMES B. MORGAN joined the Company in 1969 as a part-time engineer while earning his M.S. degree in Electrical Engineering from South Dakota State University. Since 1970, he has been employed by the Company as its Engineering Manager and since 1975 as its Vice President, Engineering, with responsibility for product development, contract design, project management for customer contracts, and corporate information and scheduling systems. In 1995, Mr. Morgan was named Executive Vice President. Mr. Morgan has served as a director since 1984.

     DUANE E. SANDER, PH.D. is a co-founder of the Company and has served as a director and as Secretary of the Company since its incorporation. Dr. Sander is currently employed as Dean of Engineering at South Dakota State University where he has taught electrical engineering courses and directed biomedical research projects since 1967.

     JOHN L. MULLIGAN was elected as a director of the Company in 1993. He currently is employed as a financial services specialist with Mesirow Financial, in the same capacity as when he was employed there from late 1990 through mid 1993. In 1993 and 1994, he served as principal of Mulligan Financial, a financial services firm which he founded. From 1967 to March 1990, he served as President, Chairman, Chief Executive Officer and director of American Western Corporation.

     AELRED J. KURTENBACH, PH.D. is a co-founder of the Company and has served as a director and as President of the Company since its incorporation. Dr. Kurtenbach also served as Treasurer until 1993. Dr. Kurtenbach has over 40 years of experience in the fields of communication engineering and control system design, technical services, computer systems, electrical engineering education and business management. Dr. Kurtenbach has B.S., M.S. and Ph.D. degrees in Electrical Engineering from South Dakota School of Mines and Technology, the University of Nebraska and Purdue University, respectively.

     CHARLES S. ROBERTS, M.D. has served as a director of the Company since 1968. Prior to his retirement in 1991, Dr. Roberts was engaged in family practice and internal medicine at the Brookings Clinic, Brookings, South Dakota.

     EDWIN M. THEISEN has served as a director of the Company since August 1996. Mr. Theisen is currently the principal of Theisen Consulting Services in Plymouth, Minnesota. Mr. Theisen was President and Chief Operating Officer of Northern States Power company from 1990 until 1994, after holding various other positions with the company since 1954. He received a bachelor of arts degree in accounting from St. John's University, Collegeville, MN, and served as a first lieutenant in the U.S. Marine Corps from 1952 to 1954.

     FRANK J. KURTENBACH joined the Company in 1979 as Sales Manager of the Standard Scoreboard Division, which was expanded to include other products in 1981. He has served as Sales Manager for the Company since 1982, as a director since 1984 and as Vice President, Sales since November 1993. Mr. Kurtenbach has a M.S. degree from South Dakota State University. Aelred Kurtenbach and Frank Kurtenbach are brothers.

     ROLAND J. JENSEN worked in various capacities from 1960 to 1990 with Northern States Power Company, an electric and natural gas utility, ending his service as Senior Vice President of Power Supply. From 1990 to his retirement in January 1994, he was Chairman and CEO of NRG Energy, Inc., a Minneapolis-based energy services company. Mr. Jensen has served as a director of the Company since 1994.

     JAMES A. VELLENGA was elected as a director in 1997. Mr. Vellenga is currently VP of Technology and previously served as VP of Operations responsible for Product Development, Manufacturing and Quality Assurance at Aetrium, Inc. in St. Paul, MN. He was previously a founding officer of Lee Data Corp., and prior to that he was one of the early employees at Data 100 Corp. until its acquisition by Northern Telecom. Mr. Vellenga holds a B.S. degree in Electrical Engineering from South Dakota State University.

DIRECTOR COMPENSATION

     The current nonemployee directors of the Company include Messrs. Mulligan, Sander, Roberts, Waltz, Jensen, Theisen, and Vellenga. During fiscal 1998 each nonemployee director received, for their services as a director, a $500 retainer each year, $500 for each meeting attended in person, $250 for telephone Board meetings, $250 for each committee meeting attended in person and reimbursement of all out-of-pocket expenses incurred in attending meetings. The nonemployee directors also receive stock options under the Company's 1993 Outside Directors Stock Option Plan. In August 1997, Messrs. Jensen and Vellenga each received 3,000 shares under the 1993 Outside Directors Stock Option Plan, which are subject to vesting restrictions under the plan and have an exercise price of $5.625 per share. Dr. Sander does not receive any additional compensation for serving as Secretary of the Company.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company has an Audit Committee consisting of John Mulligan (chair), Edwin M. Theisen and James A. Vellenga; and a Compensation Committee consisting of Roland Jensen (chair), Charles S. Roberts, and John Mulligan. The Company has no standing nominating committee. The Board as a whole performs the functions which would otherwise be delegated to a nominating committee.

     The Board of Directors held four meetings during fiscal 1998. All incumbent directors attended at least 75% of the meetings of the Board meetings. The Board also passed several resolutions during fiscal 1998 by written consent.

     The Audit Committee held two meetings in Fiscal 1998. The Audit Committee reviews the activities of the Company's independent accountants and the results of audits made by these professionals.

     The Compensation Committee held three meeting during fiscal 1998. The Compensation Committee (the "Committee") is responsible for making recommendations to the Board of Directors regarding compensation of the Company's executive officers and stock option awards under the Company's 1993 Stock Option Plan. None of the members of the Committee are employees of the Company and all executive officers who serve on the Board of Directors abstain from voting on compensation affecting those executive officers who are Board members.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Roland Jensen (chair), Charles S. Roberts and John L. Mulligan served as the members of the Compensation Committee during Fiscal 1998. There are no compensation committee interlocks with other companies and none of the members of the committee has been an officer, employee or insider of the Company or its subsidiaries.


                             EXECUTIVE COMPENSATION

CASH AND OTHER COMPENSATION

     The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Company's Chief Executive Officer, and each of the other executive officers, whose total annual salary and bonus exceeded $100,000 during fiscal 1998.

                           SUMMARY COMPENSATION TABLE


                                                                                          Long-Term Compensation
                                            Annual Compensation(1)                                 Awards
                                            ----------------------                                 ------
                                     Fiscal                                                      Securities
                                     Year                                    All Other           Underlying
Name and Principal Position          Ended      Salary      Bonus(2)      Compensation($)        Options (#)
---------------------------          -----      ------      --------      ---------------        -----------

Dr. Aelred J. Kurtenbach              1998     $159,955     $41,085          $2,399(3)              6,000
  President and Director              1997      150,035           0           2,210(3)              4,000
  (Chief Executive Officer)           1996      146,996           0           1,125(3)             10,000

James B. Morgan                       1998     $131,008     $33,300          $1,965(4)              5,000
  Executive Vice President            1997      124,708           0           1,791(4)              5,000
  and Director                        1996      121,762           0           1,029(4)              8,000

Paul J. Weinand                       1998     $111,584     $28,170          $1,674(5)              3,000
  Treasurer and                       1997      108,340           0           1,625(5)              4,000
  Chief Financial Officer             1996      106,473           0             900(5)              8,000

Frank J. Kurtenbach                   1998     $101,204     $25,575          $1,518(6)              3,000
  Vice President                      1997       98,423           0           1,476(6)              4,000
  and Director                        1996       96,342           0             891(6)              8,000
-----------------------


(1) Annual Compensation excludes personal benefits received by the named person to the extent that the aggregate amounts thereof were less than 10% of the total of that person's annual salary and bonus.

(2)  Reflects bonus earned during the fiscal year.

(3) Includes the following respective contributions under the Company's 401(k) retirement and Savings Plan and the Company's ESOP: fiscal 1998, $2,399 and $0, fiscal 1997, $2,210 and $0; fiscal 1996 $1,125 and $0.

(4) Includes the following respective contributions under the Company's 401(k) retirement and Savings Plan and the Company's ESOP: fiscal 1998, $1,965 and $0, fiscal 1997, $1,791 and $0; fiscal 1996 $1,029 and $0.

(5) Includes the following respective contributions under the Company's 401(k) retirement and Savings Plan and the Company's ESOP: fiscal 1998, $1,674 and $0, fiscal 1997, $1,625 and $0; fiscal 1996 $900 and $0.

(6) Includes the following respective contributions under the Company's 401(k) retirement and Savings Plan and the Company's ESOP: fiscal 1998, $1,518 and $0, fiscal 1997, $1,476 and $0; fiscal 1996 $891 and $0.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     The following table sets forth information relating to stock options and stock appreciation rights (SARs) awarded to the executive officers named in the Summary Compensation Table under the Company's 1993 Stock Option Plan during fiscal 1998. No SARs have been awarded by the Company.

                        OPTION/SAR GRANTS IN FISCAL 1998



                                Individual Grants
                           ----------------------------
                                                                                  Potential Realizable Value at
                             Number of     % of Total                                Assumed Annual Rates of
                            Securities    Options/SARs                             Stock Price Appreciation for
                            Underlying     Granted to   Exercise or                       Option Term
                           Options/SARs    Employees    Base Price    Expiration   ----------------------------
         Name              Granted (#)      in 1998     ($/share)       Date             5%             10%
         ----              -----------      -------     ---------       ----             --             ---

Dr. Aelred J. Kurtenbach     6,000(1)        10.0%       $5.8438      08/21/2002       $ 3,681         $11,605
James B. Morgan              5,000(2)         8.4%       $5.3125      08/21/2007       $16,708         $42,332
Paul J. Weinand              3,000(3)         5.0%       $5.3125      08/21/2007       $10,025         $25,340
Frank J. Kurtenbach          3,000(4)         5.0%       $5.3125      08/21/2007       $10,025         $25,340
------------------



(1) The options were granted under the 1993 Stock Option Plan and become first exercisable as follows: 1,200 on August 21, 1998, 1,200 on August 21, 1999, 1,200 on August 21, 2000, 2,400 on August 21, 2001.

(2) The options were granted under the 1993 Stock Option Plan and become first exercisable as follows: 1,000 on August 21, 1998, 1,000 on August 21, 1999, 1,000 on August 21, 2000, 1,000 on August 21, 2001, and 1,000 on August 21,
     2002.

(3) The options were granted under the 1993 Stock Option Plan and become first exercisable as follows: 600 on August 21, 1998, 600 on August 21, 1999, 600 on August 21, 2000, 600 on August 21, 2001, and 600 on August 21, 1998,
     2002.

(4) The options were granted under the 1993 Stock Option Plan and become first exercisable as follows: 600 on August 21, 1998, 600 on August 21, 1999, 600 on August 21, 2000, 600 on August 21, 2001, and 600 on August 21, 1998,
     2002.

OPTION/SAR EXERCISE AND HOLDINGS

     The following table sets forth information relating to unexercised options held as of May 2, 1998 by the executive officers named in the Summary Compensation Table. No stock options granted under the Daktronics, Inc. 1993 Stock Option Plan were exercised in fiscal 1998.

                 AGGREGATED OPTION/SAR EXERCISES IN FISCAL 1998
                      AND OPTION/SAR VALUES AT MAY 2, 1998


                                                            Number of Unexercised          Value of Unexercised
                                Shares                      Securities Underlying              In-the Money
                               Acquired                   Options/SARs at 5/02/98(#)     Options/SARs at 5/02/98($)
                                 on           Value       --------------------------     --------------------------
         Name                Exercise (#)   Realized($)  Exercisable   Unexercisable  Exercisable   Unexercisable
         ----                ------------   -----------  -----------   -------------  -----------   -------------

Dr. Aelred J. Kurtenbach          0             0           24,600         18,400        $13,815        $37,822
James B. Morgan                   0             0           21,000         17,000         24,638         45,613
Paul J. Weinand                   0             0           18,800         14,200         22,850         36,838
Frank J. Kurtenbach               0             0           17,800         14,600         22,350         36,838


                                PERFORMANCE GRAPH


     The following graph illustrates a comparison of cumulative total returns for the Company vs. the NASDAQ Market Index and the Media General Industry Group Index (MG Group Index) from the date of the Company's initial public offering on February 10, 1994 to May 2, 1998. The graph assumes a $100 initial investment.

[GRAPH]

                      02/10/94  04/30/94  04/29/95  04/27/96  05/03/97  05/02/98
                      --------  --------  --------  --------  --------  --------

Daktronics, Inc.       $100.00   $114.83    $50.89    $54.16    $52.46   $106.62
NASDAQ Market Index    $100.00    $97.79   $131.02   $157.63   $210.35   $240.30
MG Group Index         $100.00    $95.48   $104.26   $145.53   $155.13   $230.41

                      REPORT OF THE COMPENSATION COMMITTEE

CASH COMPENSATION

     DETERMINATION OF BASE SALARY The Company's compensation philosophy is to target executive salaries close to the median market rate paid for comparable positions within the Midwest region for similar size companies.

     The Compensation Committee reviewed base salaries for executive officers in July 1997. Company fiscal 1997 performance was also considered. Based upon this review, the Committee approved adjusting the base salary of Aelred Kurtenbach 8% and the base salaries of the other executive officers a total of 4%.
Salaries are reviewed annually.

     DETERMINATION OF BONUS For fiscal 1998, the Committee chose a formula based performance bonus plan for the executive officers. The bonus consists of one months salary provided that after tax earnings exceed 11.5% of beginning stockholders equity. The bonus increases yearly with performance improvement to a maximum bonus of three months salary at the point that after tax earnings exceed 15.5% of beginning stockholders equity. For Fiscal 1998, the executive officers earned the maximum bonus under the plan.

EQUITY BASED COMPENSATION

     In November 1993, the Board of Directors of the Company adopted the Daktronics, Inc. 1993 Stock Option Plan (the "Option Plan") which was approved by the shareholders in December 1993. The Committee determines awards under this plan for executive officers and approves awards for other employees based upon the recommendation of the Company's executive officers. In July 1997, the Committee awarded the four executive officers options to purchase a total of 17,000 shares of Common Stock. In addition, the Committee approved the grant of options to purchase a total of 42,850 shares of Common Stock to 41 non-executive officer employees.

     The exercise price per share of these options was established as the average between the closing bid and asked price quotations for the Common Stock as reported by the National Association of Securities Dealers Automatic Quotation System (NASDAQ) on August 21, 1997, which was $5.3125 Subject to accelerated vesting upon "change in control" of the Company as defined in the Option Plan, the outstanding options generally vest 20% each year commencing August 21, 1998.

     The Committee's basis for these awards was the Company's performance, as measured in increased net sales and results of operations, over the last three years and review of awards by the comparable companies. The number of options granted to the executive officers, including the Chief Executive Officer, was less than the average of the comparable companies for similar positions. The terms of these options, including duration, vesting, and exercise price were similar to that of the comparable companies.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     The Committee determined the Chief Executive Officer's compensation in the same manner described above for all executive officers of the Company.

     BASE SALARY The Committee recommended Dr. Kurtenbach's salary be increased 8% to $164,340, commencing August 31, 1997.

     DETERMINATION OF BONUS Based upon the bonus plan described above, Dr. Kurtenbach earned a bonus of $41,085 for fiscal 1998.

     EQUITY BASED COMPENSATION The Committee awarded to Dr. Kurtenbach options to purchase 6,000 shares of Company Stock at an exercise price of $5.8438. The award was made at the same time as the awards to other employees under the Option Plan.


                                                    COMPENSATION COMMITTEE

                                                    Roland J. Jensen
                                                    Charles S. Roberts
                                                    John L. Mulligan


                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information, as of May 14, 1998, regarding the beneficial ownership of Common Stock of the Company by (i) each person or group who is known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) all directors and nominees of the Company,
(iii) each individual named in the Summary Compensation Table and (iv) all directors and executive officers of the Company as a group. The Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole voting and investment power (or share such powers with his or her spouse) with respect to the shares, subject to the information contained in the notes to the table.

Name and Address                                                      Percent of
(if applicable) of                                   Shares          Outstanding
Beneficial Owner                              Beneficially Owned(1)   Shares(1)
----------------                              ---------------------   ---------

Daktronics, Inc.
Employee Stock Ownership Plan(2)  (ESOP).....       274,976              6.3%
331 32nd Avenue, Brookings, SD  57006

James B. Morgan..............................       171,553( 3)          3.9%
John L. Mulligan.............................         6,000( 4)             *
Dr. Duane E. Sander(5).......................       245,470( 6)          5.6%
Dr. Aelred J. Kurtenbach(5)..................       444,306( 7)         10.1%
Charles S. Roberts, M.D......................        35,630( 8)             *
Frank J. Kurtenbach..........................       160,255( 9)          3.6%
Roland J. Jensen.............................         4,400(10)             *
Edwin M. Theisen.............................         6,500(11)             *
James  A. Vellenga...........................         2,000                 *
Paul J. Weinand..............................        22,661(12)             *
All executive officers and directors
  as a group (10 persons)....................     1,434,624             32.5%
-----------------------

* Represents less than 1%

 (1) For purposes of this table, a person or group of persons is deemed to beneficially own shares issuable upon the exercise of options that are currently exercisable or that become exercisable within sixty days after the date hereof.

(2) The Common Stock held by the Daktronics, Inc. ESOP and allocated to the plan participants are voted by the respective participants. Any unallocated or nonvoted shares of Common Stock will be voted by the trustee without discretion on the same proportionate basis as the voted allocated shares.

(3) Includes (i) 21,000 shares issuable pursuant to currently exercisable stock options and (ii) 4,323 shares held through the Daktronics, Inc. ESOP.

(4) Includes 3,000 shares issuable pursuant to currently exercisable stock options.

(5) Dr. Sander's and Dr. Kurtenbach's addresses are 331 32nd Avenue, Brookings, South Dakota 57006.

(6) Includes (i) 3,000 shares issuable pursuant to currently exercisable stock options, (ii) 82,330 shares owned by Dr. Sander's spouse and (iii) 16,540 shares owned by Dr. Sander's son.

(7) Includes (i) 24,600 shares issuable to Dr. Kurtenbach pursuant to currently exercisable stock options, (ii) 5,572 shares held through the Daktronics, Inc. ESOP, (iii) 5,494 share held through the Daktronics, Inc. 401(K) Plan, and (iv) 221,920 shares owned by Dr. Kurtenbach's spouse.

(8) Includes 4,000 shares issuable pursuant to currently exercisable stock options.

(9) Includes (i) 17,800 shares issuable pursuant to currently exercisable stock options and (ii) 3,425 shares held through the Daktronics, Inc. ESOP.

(10) Includes 3,000 shares issuable pursuant to currently exercisable stock options.

(11) Includes 1,000 shares issuable pursuant to currently exercisable stock options.

(12) Includes (i) 18,800 shares issuable pursuant to currently exercisable stock options and (ii) 1,861 shares held through the Daktronics, Inc. ESOP.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors, and persons who beneficially own more than ten percent (10%) of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission
(SEC), and furnish copies of those reports to the Company. Based solely on a review of the copies of such forms furnished to the Company, and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements were complied with during fiscal 1998.


      PROPOSAL NO. 2 - AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION
           INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     The Company proposes to amend its Amended and Restated Articles of Incorporation, to increase the aggregate number of authorized shares of Common Stock of the Company from 15,000,000 shares to 30,000,000 shares. The Company expects to continue to use its Common Stock for purposes of raising capital to support is operations and granting options to employees and directors who contribute to the success of the Company, including the proposed increase in shares of Common Stock issuable under the Company's 1993 Stock Option Plan described in proposal and the outside Directors Stock Option Plan described in Proposal No. 4.

     Although the Company has no present plans, agreements or understandings regarding the issuance of the proposed additional shares, the Board of Directors recommends adoption of the amendment because the Company will have greater flexibility in connection with possible future financing transactions, acquisitions of other companies or business properties, stock dividends or splits, employee benefit plans and other proper corporate matters. Moreover, having such additional authorized shares available will give the Company the ability to issue shares without the expense and delay of a special meeting of shareholders. Such a delay might deprive the Company of the flexibility the Board views as important in facilitating the effective use of the shares of Common Stock. Except as otherwise required by applicable law, authorized but unissued shares of Common Stock may be issued at such times, for such purposes and for such consideration as the Board of Directors may determine to be appropriate, without further authorization by shareholders.

     Since the issuance of additional shares of Common Stock, other than on a pro rata basis to all current shareholders, would dilute the ownership interest of a person seeking to obtain control of the Company, such issuance could be used to discourage a change in control of the Company by making it more difficult or costly. The Company is not aware of anyone seeking to accumulate Common Stock to obtain control of the Company and has no present intention to use the additional authorized shares to deter a change in control.

RECOMMENDATION; VOTE REQUIRED

     The Board of Directors unanimously recommends a vote FOR the proposal to approve the amendment to the Company's Restated Articles of Incorporation increasing the number of shares of the Company's authorized Common Stock from 15,000,000 shares to 30,000,000 shares. Approval requires a vote in favor of the amendment by the holders of a majority of the Company's outstanding shares of common stock.


      PROPOSAL NO. 3 - AMENDMENT OF DAKTRONICS, INC. 1993 STOCK OPTION PLAN

     In November 1993, the Board of Directors adopted the Daktronics, Inc. 1993 Stock Option Plan, which was approved by the Company's shareholders in December, 1993. The Board of Directors has approved an amendment to the Option Plan to increase the number of shares of Common Stock reserved for options granted under the Option Plan from 300,000 shares to 600,000 shares.

     The purpose of the Option Plan is to provide incentives to officers, key employees of the Company and its subsidiaries and other persons who contribute and are expected to contribute materially to the success of the Company. The Option Plan provides a means of rewarding performance and to enhance the interest of such persons in the Company's continued success and progress by providing them a proprietary interest in the Company. An aggregate of 600,000 shares (which includes the additional 300,000 shares which the Company's shareholders are being asked to approve at the Annual Meeting of Shareholders) of the Company's Common Stock is reserved for issuance upon the exercise of options granted under the Option Plan, as amended. No options may be granted under the Option Plan after November 18, 2003.

ADMINISTRATION

     The Board of Directors is responsible for the administration of the Option Plan. The Board of Directors has general authority and discretion to determine the persons to whom options will be granted, the exercise price, the time or times at which the options may be exercised, and the number of shares to be subject to each option. In addition, the Board may prescribe the terms applicable to each grant of an option.

TERMS AND CONDITIONS OF OPTIONS

     Either incentive stock options ("ISO") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified options may be granted under the Option Plan. Options may be granted only to key employees of the Company and its subsidiaries and other persons who have contributed and are expected to contribute materially to the success of the Company and its subsidiaries.

     The purchase price of shares of Common Stock subject to options granted under the Option Plan is determined by the Board of Directors; for ISOs, the price shall not be less than 100% of the fair market value of the Company's Common Stock on the date the option is granted. An option granted under the Option Plan vests at such rate and upon such conditions as the Board may determine at the time the option is granted. No option granted under the Option Plan is transferable by the optionee during his or her lifetime. Upon the death or disability of an optionee, the optionee or his or her legal or personal representative or beneficiaries may exercise an option to the extent exercisable by the optionee within ninety days after the optionee's death or disability (but not later than the expiration of the term of the option). In the event any option expires or is canceled, surrendered or terminated without being exercised, the shares subject to such option (or the unexercised portion thereof) will again be available for grant under the Option Plan.

PAYMENT

     Payment for the shares of Common Stock purchased upon the exercise of options under the Option Plan must be made in full at the time the option is exercised. The Board of Directors, at its discretion, may permit payment to be made by the optionee's broker from the sale or loan proceeds for such shares or any other securities the optionee may have in his or her account with the broker.

AMENDMENT

     The Option Plan may be amended by the Board of Directors, except that without the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present and entitled to vote at a meeting at which a quorum is present, the Board of Directors may not amend the Option Plan to: (i) increase the aggregate number of shares of Common Stock which may be issued and sold under the Option Plan (except such number of shares may be adjusted in the event of a recapitalization, stock dividend or similar event), (ii) change the manner of determining the option price, (iii) extend the period during which the options may be granted, or (iv) change the requirements as to the persons eligible to receive options.

TAX CONSEQUENCES

     INCENTIVE STOCK OPTIONS. Under the present federal tax regulations, there will be no federal income tax consequences to either the Company or the optionee upon the grant of an ISO, nor will an optionee's exercise of an ISO result in federal income tax consequences to the Company. Although an optionee will not realize ordinary income upon his or her exercise of an ISO, the excess of the fair market value of the shares of Common Stock acquired at the time of exercise over the exercise price will constitute an "item of tax preference" within the meaning of Section 57 of the Code and, thus, may result in the imposition of the "alternative minimum tax" pursuant to Section 55 of the Code on the optionee. If an optionee does not dispose of the shares of Common Stock acquired through the exercise of an ISO within two years from the date of the date of the grant and within one year of the exercise of the ISO, any gain realized upon a subsequent disposition of such shares will constitute a long-term capital gain to the optionee at a capital gain rate of 28%; the capital gain rate is reduced to 20% if the shares are held for 18 months from the date of exercise. If an optionee disposes of such shares within two years from the date of the grant or within one year of the date of exercise of the ISO, an amount equal to the lesser of
(i) the excess of the fair market value of such shares on the date of the exercise over the exercise price, or (ii) the actual gain realized upon such disposition will constitute ordinary income to the optionee in the year of the disposition. If such disposition is due to the death of the optionee, the ordinary income treatment will not apply. Any additional gain upon such disposition will be taxed as short-term capital gain. The Company will receive a deduction in an amount equal to the amount constituting ordinary income to the optionee.

     NON-QUALIFIED OPTIONS. Under the present federal income tax regulations, there will be no federal income tax consequences to either the Company or the optionee upon the grant of a non-qualified option. However, the optionee will realize ordinary income upon the exercise of a non-qualified option in an amount equal to the excess of the fair market value of the shares of Common Stock acquired upon exercise of such option over the exercise price, and the Company will receive a corresponding tax deduction.

OUTSTANDING OPTIONS

     As of May 2, 1998, the following options to acquire shares of the Common Stock were outstanding under the Option Plan:

Number of Options   Exercise Price
-----------------   --------------
     64,200             7.6250
     15,000             8.3875
     46,500             6.5625
      8,000             7.2188
     47,700             5.8750
     10,000             6.4625
     34,550             4.1875
      4,000             4.6063
     53,600             5.3125
      6,000             5.8438

PROPOSED AMENDMENT

     The shareholders of the Company have approved 300,000 shares of Common Stock for issuance under the Option Plan. The purpose of the amendment is to provide a sufficient number of shares under the Option Plan for existing grants and expected grants over the next several years.

     The Board of Directors unanimously recommends a vote FOR the proposal to increase the number of shares reserved for issuance under the Option Plan from 300,000 shares to 600,000 shares of Common Stock. Approval requires the affirmative vote in favor of the increase in the number of shares by the holders of a majority of the Company's outstanding shares of common stock.


             PROPOSAL NO. 4 - AMENDMENT TO THE DIRECTOR OPTION PLAN

     In November, 1993, the Board of Directors adopted and the shareholders approved the 1993 Outside Directors Stock Option Plan (the "Director Option Plan"). The purpose of the Director Option Plan is to (i) provide a portion of the compensation to non-employee directors serving on the Company's Board of Directors in the form of options to acquire the Company's Common Stock, (ii) provide a means of attracting and retaining experienced non-employee directors, and (iii) enhance the interest of non-employee directors in the Company's continued success and progress by providing them a proprietary interest in the Company.

     The Director Option Plan provides for the granting of stock options to members of the Company's Board of Directors who are not and have not been full-time employees of the Company or any of its subsidiaries (the "Non-Employee Directors"). The following directors of the Company are the Non-Employee
Directors: Roland J. Jensen,

John L. Mulligan, Charles S. Roberts, Duane E. Sander, Edwin M. Theisen, and James A. Vellenga. Under the terms of the Director Option Plan, each Non-Employee Director has been granted an option to purchase 1,000 shares of the Common Stock for each year the Director's has served. Effective August 19, 1998, each director will now receive an option to purchase 3000 shares for each year the director serves. An aggregate of 160,000 shares of the Company's Common Stock (which includes the additional 100,000 shares which the Company's shareholders are being asked to approve at the Annual Meeting) is reserved for issuance upon exercise of options granted under the Director Option Plan. Options may be granted under the Director Option Plan through November 17, 2003.

ADMINISTRATION

     A committee consisting of the President and the Chief Financial Officer is responsible for the administration of the Director Option Plan. The board of Directors has authorization to interpret the Director Option Plan, but not to make grants under the Director Option Plan. The grant of stock options is prescribed by the Director Option Plan. Each Non-Employee Director automatically receives an option prior to August 19, 1998, to acquire 1,000 shares and after August 19, to acquire 3,000 shares of the Company's Common Stock for each year the Director serves.

TERMS AND CONDITIONS

     The exercise price of shares of Common Stock subject to options granted under the Director Option Plan is the fair market value of the Company's Common Stock on the date on which the option is granted. The "fair market value" of the Company's Common Stock is the average of the high and low sales prices on the NASDAQ National Market tier of the NASDAQ Stock Market where the Company's Common Stock is publicly traded.

     An option granted under the Director Option Plan vests at the time the option is granted, but may not be exercised until one year after the date of grant. The term of options granted under the Director Option Plan expires seven years after the date of grant. No option granted under the Director Option Plan is transferable by optionee during his or her lifetime. In the event that any option expires or is canceled, surrendered or terminated without being exercised, the shares subject to such option (or the unexercised portion thereof) will again be available for option grants under the Director Option Plan.

PAYMENT

     Payment for shares of Common Stock purchased upon the exercise on an option under the Director Option Plan must be made in full at the time of the option is exercised.

AMENDMENT

     The Director Option Plan may be amended by the Board of Directors (but not more than once every six months, unless the amendment is intended to conform with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder), except that the Board of Directors may not amend the Director Option Plan to (a) decrease the exercise price for shares subject to options granted under the Director Option Plan (except that the number of shares may be adjusted in the event of a recapitalization, stock dividend or similar event).

TAX CONSEQUENCES

     Under the present federal income tax regulations, there will be no federal income tax consequences to either the Company or the optionee upon the grant of an option under the Director Option Plan. Upon exercise of such option, the optionee will realize ordinary income in an amount equal to the excess of the fair market value of the shares of Common Stock acquired over the exercise price, and the Company will receive a corresponding tax deduction. The gain, if any, realized upon a subsequent disposition of such shares will constitute short-term or long-term capital gain, depending upon the optionee's holding period.

OUTSTANDING OPTIONS

     As of May 2, 1998, the following options were outstanding under the Director Option Plan:

Name                    Number of Options      Exercise Price
----                    -----------------      --------------
Roland Jensen                   3,000               4.875
Roland Jensen                   3,000               7.250
Donald Maurer                   1,000               7.625
William McDermott               1,000               7.625
John Mulligan                   3,000               5.875
John Mulligan                   2,000               7.625
Charles Roberts                 3,000               4.875
Charles Roberts                 3,000               7.625
Duane Sander                    3,000               5.875
Duane Sander                    2,000               7.625
Edwin Theisen                   3,000               4.875
Jim Vellenga                    3,000               5.625
Wayne Waltz                     3,000               7.250
Wayne Waltz                     1,000               7.625

RECOMMENDATION; VOTE REQUIRED

     The Board of Directors unanimously recommends a vote FOR the proposal to increase the number of shares of the Company's Common Stock reserved for issuance under the Director Option Plan from 60,000 shares to 160,000 shares. Approval requires the affirmative vote in favor of the increase in the number of shares by the holders of a majority of the Company's outstanding shares of common stock.


                 PROPOSAL NO. 5 - RATIFICATION OF APPOINTMENT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     McGladrey & Pullen, LLP served as the Company's independent certified public accountants for fiscal 1998. The appointment of independent certified public accountants is made annually by the Audit Committee of the Board of Directors. In making its appointment, the Audit Committee reviews both the audit scope and the estimated fees for professional services for the coming year. The Audit Committee has selected McGladrey & Pullen, LLP as the independent certified public accountants for fiscal 1999.

     OTHER MATTERS

     The Board of Directors of the Company knows of no other matters which may come before the meeting. However, if any matters other than those referred to above should properly come before the meeting calling for a vote of the shareholders, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.

                SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

     Any proposal by a shareholder to be presented at the 1999 Annual Meeting must be received at the Company's principal executive offices, 331 32nd Avenue, Brookings, South Dakota 57006, addressed to the Secretary of the Company, not later than March 30, 1999.

                                        BY ORDER OF THE BOARD OF DIRECTORS,




                                       /s/ Duane E. Sander
                                       -----------------------------------------
                                       Duane E. Sander
                                       SECRETARY
Dated: July 24, 1998

                                DAKTRONICS, INC.
                Annual Meeting of Shareholders - August 19, 1998
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Aelred J. Kurtenbach and Duane E. Sander, or either of them, as proxy of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of Daktronics, Inc., to be held at Daktronics, Inc., 331 32nd Avenue, Brookings, South Dakota 57006 on Wednesday, August 19, 1998 at 7:00 p.m. Central Daylight Time, and at any adjournments thereof, and to vote all same of the undersigned, as designated below, with all the powers which the undersigned would possess if personally at such meeting.

1.   Election of Directors duly nominated for a term expiring in 2001:
     James B. Morgan, John L. Mulligan, Duane E. Sander.

     o  FOR           o  WITHHELD FOR ALL           o  WITHHELD FOR THE
                                                       FOLLOWING ONLY
                                                       (Write the nominee's name
                                                       in space below):
     ---------------------------------------------------------------------------

2. To vote upon a proposal to approve the Amendment to the Amended and Restated Articles of Incorporation increasing the shares authorized to be issued from 15,000,000 to 30,000,000.

     o  FOR           o  AGAINST                    o  ABSTAIN

3. To vote upon a proposal to approve an amendment to the Daktronics, Inc. 1993 Stock Option Plan increasing the number of shares reserved for issuance under the plan by 300,000 shares.

     o  FOR           o  AGAINST                    o  ABSTAIN

4. To vote upon a proposal to approve an amendment to the Daktronics, Inc. 1993 Outside Directors Stock Option Plan increasing the number of shares reserved for issuance under the plan by 100,000 shares.

     o  FOR           o  AGAINST                    o  ABSTAIN

5. To ratify the appointment of McGladrey & Pullen, LLP as independent auditors for the Company for the fiscal year ending May 1, 1999.

     o  FOR           o  AGAINST                    o  ABSTAIN

6. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

THE PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE GIVEN FOR VOTING ON THE MATTERS ABOVE, THIS PROXY WILL BE VOTED FOR MATTERS 1 THROUGH 6 ABOVE. Shareholders who are present at the meeting may withdraw their Proxy and vote in Person if they so desire. The undersigned acknowledges receipt of the Proxy Statement for the 1998 Annual Meeting.


Date ___________________________, 1998      ____________________________________
                                                        Signature

                                            ____________________________________
                                     Signature if held jointly

                                            Please sign exactly as name(s)
                                            appears on this Proxy. If shares are
                                            registered in more than one name,
                                            the signature of all persons are
                                            required. A corporation should sign
                                            in its full corporate name by a duly
                                            authorized officer, stating their
                                            title. Trustees, guardians,
                                            executors and administrators should
                                            sign in their official capacity,
                                            giving their full title as such. If
                                            a partnership, please sign in
                                            partnership name by authorized
                                            person.

                PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY
          No postage is required if returned in the enclosed envelope.
            This Proxy may also be returned via fax to 605/697-4700.